Exhibit 99.1

Contact:      Joseph Musanti, CFO              Leonard Bogner
              Rheometric Scientific, Inc.      BGS Associates, Inc.
              (732) 560-8550                   (212) 689-1214


                                                           FOR IMMEDIATE RELEASE

         Rheometric Scientific, Inc. Announces Agreement for Acquisition of Majority Equity Interest by Andlinger & Company Principals

PISCATAWAY, NJ--February 18, 2000--Rheometric Scientific, Inc. (OTCBB: RHEM) disclosed today that it has reached a definitive agreement with a limited liability company formed by principals of Andlinger & Company, Inc. (Tarrytown, NY) that would result in the acquisition of slightly more than 50% of the outstanding common stock of the Company through newly-issued shares.

Under  the  terms  of  the  agreement,  the  Andlinger  LLC  would  acquire,  in consideration for $1.825 million: (1) 10,606,000 newly issued shares of Rheometric Scientific, Inc. common stock for a purchase price of $1,750,000 (2) Warrants to purchase an additional 2,000,000 shares of Rheometric Scientific, Inc. common stock at an exercise price of $1.00 per share for seven years, and
(3) Warrants to purchase an additional 4,000,000 shares of Rheometric Scientific, Inc. common stock at an exercise price of $3.00 per share for three years.

Closing under the agreement is subject to securing a new senior credit facility for the Company, for which the Andlinger LLC has received a commitment letter, the satisfactory completion of other refinancing arrangements and due diligence, third party approvals as required, and other conditions. Closing is also subject to compliance with the ISRA laws and regulations of the State of New Jersey.

Axess Corporation, which currently owns 10,076,257 shares (76.6%) of the common stock of the Company, and which holds subordinated debt of the Company in excess of $9.2 million, has agreed to exchange the subordinated debt for $3.5 million in cash, a $1 million note and $1 million of redeemable preferred stock convertible at $1.00 per share. Following the completion of the transaction, Axess would own approximately 34.7% of the outstanding common stock of the Company. Axess has also agreed to return permanently to the Company to 2,800,0000 shares of common stock to reduce dilution to other shareholders.

Following the completion of the transaction, the 3,085,482 shares of common stock held by


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others (which  currently  represent  23.4% of the Company's  common stock) would represent 14.7% of the outstanding common stock of the Company.

While a closing would occur prior to a planned shareholders meeting, the issuance of certain securities will not be completed until the approval at that meeting of an amendment to the Company's certificate of incorporation for an increase in authorized common shares and authorization for the preferred stock.

The Andlinger LLC would have the right to elect a majority of the seven member Board of Directors. The remaining members would consist of the Chief Executive Officer of the Company, one representative of Axess Corporation, and one independent Director. Andlinger & Company, Inc. was founded in 1976 and is a private investment and management firm that has completed more than 75 acquisitions in the United States and Europe. Its 10 principals have extensive operating experience and are based in offices in New York, Florida, Brussels, Belgium and Vienna, Austria. The Andlinger & Company principals' primary strategy centers on building its acquired companies into strong, growing, globally competitive and profitable entities. Andlinger & Company's current portfolio includes several high technology companies.

Matters discussed in this news release contain forward looking statements that involve risks and uncertainties including, but not limited to, statements including plans and objectives of management for future operations and services; statements concerning expectations that are based on management belief as well as assumptions made by, and information currently available to management; the replacement of the Company's credit facility expiring November 30, 2000; economic conditions in the market; product demand and industry capacity; competitive products and pricing; and other risks indicate in Rheometric Scientifics' filings with the Securities and Exchange Commission.

Rheometric Scientific founded in 1970, develops, manufacturers, markets, and services rheological and thermal analysis instrument systems, on-line rheological sensors, and integrated systems for research, product development, process control, and quality assurance. The Company serves an international market from its headquarters in Piscataway, NJ, and subsidiaries in the United Kingdom, Germany, France, and Japan. More information about Rheometric
Scientific and be found on the World Wide Web at www.rheosci.com or by contacting Joseph Musanti, Vice President, Finance & Materials and CFO, Tel:
(732) 560-8550, Fax: (732) 560-7451.


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